News Release

AGL Resources reports record first quarter 2014 earnings driven by strong wholesale services results

•	Adjusted EPS of $1.37 in 1Q14, excluding wholesale services and impacts of pending Tropical Shipping sale, compared to $1.24 in 1Q13
•	Consolidated adjusted EPS of $2.86, excluding impacts of Tropical Shipping sale, compared to $1.31 in 1Q13
•	GAAP EPS of $2.44 for 1Q14 compared to GAAP EPS of $1.31 for 1Q13
•	1Q14 wholesale services economic earnings of $273 million; EBIT of $293 million and EPS contribution of $1.49 during the quarter
•	Colder-than-normal weather in 1Q14 contributed diluted EPS of $0.15 across distribution operations and retail operations segments
•	Pending sale of Tropical Shipping resulted in diluted EPS reduction of $0.42 for 1Q14 related to income tax expense and goodwill impairment
•	EPS guidance for 2014, excluding wholesale services, raised to $2.80-$2.90

ATLANTA, April 29, 2014 -- AGL Resources Inc. (NYSE: GAS) today reported the strongest quarterly earnings per share in the company’s history.

“As previously announced, AGL Resources’ first quarter 2014 results were driven by strong commercial activity in our wholesale services segment and relate primarily to our transportation and storage positions in the Northeast and Midwest regions. Importantly, due to our strategic positioning of these non-regulated assets, we expect to generate savings for our regulated utility customers where we have asset management agreements in place during what was one of the coldest winters on record,” said John W. Somerhalder II, chairman, president and chief executive officer of AGL Resources. “In addition, we benefitted from colder-than-normal weather across our distribution and retail businesses in the first quarter of 2014 and maintained our track record of strong expense discipline.”

Somerhalder continued, “Due to the combination of stronger than expected first quarter earnings and our previously announced plans to sell Tropical Shipping, we are raising our 2014 diluted earnings per share guidance excluding the wholesale services segment to $2.80 to $2.90 from the prior range of $2.70 to $2.80. Further, we expect wholesale services to report EPS of approximately $1.55 on a GAAP basis in 2014, excluding mark-to-market movements.”

First Quarter EPS and Adjusted EPS Results
(in millions)
Diluted EPS	1Q14	1Q13	Variance
GAAP (1)	$2.44	$1.31	$1.13
Consolidated, excluding Tropical Shipping sale impacts (1) (2)	$2.86	$1.31	$1.55
Adjusted to exclude Tropical Shipping sale impacts and wholesale services (1) (2)	$1.37	$1.24	$0.13
(1)	A reconciliation of these non-GAAP measures to GAAP financial measures can be found at the end of this release.
(2)	Sale of Tropical Shipping resulted in diluted EPS reduction of $0.42 for the first quarter ended March 31, 2014.

The primary drivers of the year-over-year increase in consolidated diluted EPS, excluding impacts of the pending Tropical Shipping sale, include:

•
Commercial activity in the wholesale services segment of $377 million in the first quarter of 2014, compared to $50 million in the first quarter of 2013. The significantly stronger commercial activity was driven by transportation and storage positions, particularly in the Northeast and Midwest regions;

•
First quarter 2014 weather was significantly colder-than-normal and colder than the first quarter of 2013, resulting in additional margin of $35 million compared to normal weather and $22 million year-over-year across the distribution operations and retail operations segments;

•	Lower depreciation expense at Nicor Gas related to the revised composite depreciation rate that became effective August 30, 2013; and
•	The acquisition of retail service contracts at the end of January 2013 and retail energy customers in June 2013.

These factors were partially offset by:

•	Mark-to-market accounting hedge losses, net of inventory adjustments, at wholesale services of $47 million, with partial offset to be recognized in 2014;
•
Higher incentive compensation expense ($39 million higher year-over-year, primarily at wholesale services) related to record earnings and a higher concentration of annual forecasted earnings in the first quarter as compared to last year;

•
Higher operation and maintenance expenses at distribution operations resulting primarily from additional costs related to colder-than-normal weather, including overtime and other variable costs incurred to ensure the safe and reliable delivery of natural gas.

FIRST QUARTER 2014 EBIT RESULTS BY SEGMENT
(in millions)
Operating Segment	1Q14 EBIT	1Q13 EBIT	Variance	% Operating EBIT Contribution 1Q14 (2)
Distribution operations	$239	$218	$21	39%
Retail operations (1)	82	70	12	13
Wholesale services	293	15	278	48
Midstream operations	(3)	2	(5)	n/a
Cargo shipping (3)	-	2	(2)	n/a
Corporate	(3)	(3)	-	n/a
Total (3)	$608	$304	$304	100%
(1)	Before minority interest of $12 million for 1Q14 and $10 million for 1Q13.
(2)	1Q14 EBIT contribution percentages are based on positive operating EBIT contributions.
(3)	Adjusted to exclude $19 million of goodwill impairment expense related to pending sale of Tropical Shipping.

INTEREST EXPENSE, INCOME TAXES AND MINORITY INTEREST

•	Interest expense for the first quarter of 2014 was $48 million, an increase of $2 million compared to the first quarter of 2013.
•
Income tax expense for the first quarter of 2014 was $239 million compared to $94 million first quarter of 2013 primarily due to higher consolidated earnings relative to the prior year. Additionally, of the total increase, $31 million is related to income tax expense associated with the pending sale of Tropical Shipping and accumulated offshore earnings.

•
Net income attributable to noncontrolling interests for the first quarter of 2014 was $12 million compared to $10 million for the first quarter of 2013. This reflects the 15% share of earnings attributable to partner (Piedmont Natural Gas).

EARNINGS GUIDANCE UPDATE

As a result of stronger than expected earnings in the first quarter of 2014 and the company’s plans to sell its Tropical Shipping business, the company’s earnings per share guidance range excluding wholesale services has risen to $2.80 to $2.90 compared to the previously provided range of $2.70 to $2.80. The wholesale services segment is expected to generate GAAP EPS of approximately $1.55 per diluted share for the year, excluding the impacts of mark-to-market accounting over the remainder of the year. Please note that the composition of segment contributions comprising AGL Resources’ 2014 guidance has changed from information provided earlier in the year. A detailed guidance update can be found in the company’s first quarter earnings presentation available at the Investor Relations section of www.aglresources.com.

Unanticipated changes in these events or other circumstances could materially impact earnings, and could result in earnings for 2014 significantly above or below this guidance. Factors that could cause such changes are described below in Forward-Looking Statements and in other company documents on file with the Securities and Exchange Commission.

EARNINGS CONFERENCE CALL/WEBCAST

AGL Resources will hold a conference call on April 29, 2014 at 4 p.m. ET to discuss its first quarter results. The conference call will be webcast and can be accessed via the Investor Relations section of the company’s website (www.aglresources.com). Participants also may listen via telephone by dialing 877.703.6108 if calling from the U.S., or 857.244.7307 if dialing from outside of the U.S. (Passcode: 83769119). For participants on the telephone, please place your call ten minutes prior to the start of the call. The webcast will be archived on the Investor Relations section of the company’s website. A telephone replay will be available for seven days following the call and can be accessed by dialing 888.286.8010 from the U.S., or 617.801.6888 from outside of the U.S. (Passcode: 13565788).

About AGL Resources
AGL Resources (NYSE: GAS) is an Atlanta-based energy services holding company with operations in natural gas distribution, retail operations, wholesale services, midstream operations and cargo shipping. AGL Resources serves approximately 4.5 million utility customers through its regulated distribution subsidiaries in seven states. The company also serves approximately 635,000 retail energy customers and approximately 1.2 million customer service contracts through its SouthStar Energy Services joint venture and Pivotal Home Solutions, which market natural gas and related home services. Other non-utility businesses include asset management for natural gas wholesale customers through Sequent Energy Management, ownership and operation of natural gas storage facilities, and ownership of Tropical Shipping, one of the largest containerized cargo carriers serving the Bahamas and Caribbean region. AGL Resources is a member of the S&P 500 Index.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements include matters that are not historical facts, such as statements regarding our future operations, prospects, strategies, financial condition, economic performance (including growth and earnings), industry conditions and demand for our products and services. Because these statements involve anticipated events or conditions, forward-looking statements often include words such as "anticipate," "assume," "believe," "can," "could," "estimate," "expect," "forecast," "future," "goal," "indicate," "intend," "may," "outlook," "plan," "potential," "predict," "project," "seek," "should," "target," "would," or similar expressions. Forward-looking statements contained in this press release include, without limitation, the quote from John W. Somerhalder II, statements on when we expect to realize earnings in the future related to our mark-to-market hedge movements associated with wholesale services’ transportation portfolio and storage withdrawal schedule and our 2014 earnings guidance and related expectations and assumptions.

Actual results may differ materially from those suggested by the forward-looking statements for a number of reasons including, but not limited to, changes in price, supply and demand for natural gas and related products; the impact of changes in state and federal legislation and regulation including any changes related to climate change; actions taken by government agencies on rates and other matters; concentration of credit risk; utility and energy industry consolidation; the impact on cost and timeliness of construction projects by government and other approvals, development project delays, adequacy of supply of diversified vendors, unexpected change in project costs, including the cost of funds to finance these projects; limits on pipeline capacity; the impact of acquisitions and divestitures; our ability to successfully fully integrate operations that we have or may acquire or develop in the future, direct or indirect effects on our business, financial condition or liquidity resulting from any change in our credit ratings, or any change in the credit ratings of our counterparties or competitors; interest rate fluctuations; financial market conditions, including disruptions in the capital markets and lending environment; general economic conditions; uncertainties about environmental issues and the related impact of such issues, including our environmental remediation plans; the impact of new and proposed legislation in Illinois; the impact of changes in weather, including climate change, on the temperature-sensitive portions of our business; the impact of natural disasters, such as hurricanes, on the supply and price of natural gas and on our cargo shipping business; acts of war or terrorism; the outcome of litigation; and other factors which are provided in detail in our filings with the Securities and Exchange Commission, which we incorporate by reference in this press release. Forward-looking statements are only as of the date they are made. We disclaim any obligation to publicly revise any forward-looking statement, whether as a result of future events, new information or otherwise, except as required by law.

Supplemental Information

Company management evaluates segment financial performance based on operating margin and earnings before interest and taxes (EBIT), which include the effects of corporate expense allocations. The company believes EBIT is a useful measurement of its performance because it provides information that can be used to evaluate the effectiveness of its businesses from an operational perspective, exclusive of the costs to finance those activities and exclusive of income taxes, neither of which is directly relevant to the efficiency of those operations.

Further, management calculates “economic earnings” in relation to EBIT reported on a GAAP basis for the wholesale services segment in order to assess and evaluate earnings generated during the year.  The company believes economic earnings is a useful measurement of the wholesale services’ segment as it provides information excluding the volatility effects resulting from mark-to-market, LOCOM accounting adjustments and gains or losses from dispositions recorded during the current period, as well as the offset of  mark-to-market gains or losses reported in prior periods.

Operating margin is a non-GAAP measure calculated as operating revenues minus cost of goods sold and revenue taxes, excluding operation and maintenance expense, depreciation and amortization, certain taxes other than income taxes, and gains or losses on the sale of assets, if any. These items are included in the company's calculation of operating income. The company believes operating margin is a better indicator than operating revenues of the contribution resulting from customer growth, since cost of gas and revenue taxes are generally passed directly through to customers.

In addition, in this press release AGL Resources has presented a non-GAAP measure of adjusted earnings per share (EPS) that excludes the impact of our wholesale services segment, as well as expense impacts related to the pending sale of Tropical Shipping and Seven Seas. The company believes presenting EPS excluding wholesale services provides investors with additional measures of operating performance excluding the volatility effects resulting from mark-to-market and LOCOM accounting adjustments in the wholesale services segment. Expenses related to the pending sale of Tropical Shipping and Seven Seas are non-recurring in nature, and the company believes excluding these expenses provides a more accurate view of operating earnings. Details related to these adjustments will be included in the management discussion and analysis section of the Annual Report on Form 10-K, as well as within the company's most recent Form 10-Q.

Operating margin and adjusted EPS should not be considered as alternatives to, or more meaningful indicators of, the company's operating performance than net income attributable to AGL Resources Inc., operating income or EPS as determined in accordance with GAAP. In addition, the company's operating margin and adjusted EPS may not be comparable to similarly titled measures of another company.

Reconciliation of non-GAAP financial measures referenced in this press release and otherwise in the earnings conference call and webcast is attached to this press release and is available on the company's Web site at http://www.aglresources.com/ under the Investor Relations section.

AGL Resources Inc.
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended March 31,
In millions, except per share amounts	2014	2013	Favorable / (Unfavorable)
Operating revenues (includes revenue taxes of $68 and $50 for 2014 and 2013, respectively)	$2,563	$1,709	$854
Operating expenses
Cost of goods sold	1,454	973	(481)
Operation and maintenance	317	259	(58)
Depreciation and amortization	98	107	9
Taxes other than income taxes	89	71	(18)
Goodwill impairment loss	19	-	(19)
Total operating expenses	1,977	1,410	(567)
Operating income	586	299	287
Other income	3	5	(2)
Interest expense, net	48	46	(2)
Earnings before income taxes	541	258	283
Income tax expense	239	94	(145)
Net income	302	164	138
Less net income attributable to the noncontrolling interest	12	10	(2)
Net income attributable to AGL Resources Inc.	$290	$154	$136

Earnings per common share
Basic	$2.44	$1.31	$1.13
Diluted	$2.44	$1.31	$1.13

Weighted average shares outstanding
Basic	118.5	117.4	(1.1)
Diluted	118.9	117.7	(1.2)

AGL Resources Inc.
Reconciliation of Earnings per Share to Adjusted Earnings per Share
 (Unaudited)

    Adjusted to exclude Tropical Shipping and wholesale services:
	Three months ended March 31,
In millions, except per share amounts	2014	2013
Basic earnings per share – as reported	$2.44	$1.31
1Q14 impacts of pending Tropical Shipping sale (per share)	0.42	-
Basic earnings per share – as adjusted	$2.86	$1.31
Wholesale services (per share)	(1.49)	(0.07)
Basic earnings per share – as adjusted	$1.37	$1.24

	Three months ended March 31,
	2014	2013
Diluted earnings per share – as reported	$2.44	$1.31
1Q14 impacts of pending Tropical Shipping sale (per share)	0.42	-
Diluted earnings per share – as adjusted	$2.86	$1.31
Wholesale services (per share)	(1.49)	(0.07)
Diluted earnings per share – as adjusted	$1.37	$1.24

AGL Resources Inc.
Reconciliation of Wholesale Services’ Reported EBIT to Economic Earnings
 (Unaudited)

	Three Months Ended March 31,
In millions, except per share amounts	2014	2013
Wholesale services EBIT	$293	$15
Current quarter and prior year-end realized storage roll-out, net	(16)	7
Current quarter-to-date transportation hedge movement, net of prior period hedge offset	(4)	7
Economic Earnings	$273	$29